Exhibit 3.65

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

No.                872372

I hereby certify that

BOND HELICOPTERS LIMITED

having by special resolution changed its name, is now incorporated under the name of

MANAGEMENT AVIATION LIMITED

Given under my hand at the Companies Registration Office, Cardiff the 1ST OCTOBER 1984

D. C. H. BUSHER

an authorised officer

C.172

C.173

DUPLICATE FOR THE FILE

No. 872372

Certificate of Incorporation

I hereby Certify that

BOND HELICOPTERS LIMITED

is this day incorporated under the Companies Act, 1948, and that the Company is Limited.

Given under my hand at London this TWENTY-FIFTH DAY OF FEBRUARY ONE THOUSAND NINE HUNDRED AND SIXTY SIX.

Assistant Registrar of Companies.

Certificate received by	}	Date:

THE COMPANIES ACT 1948

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

MANAGEMENT AVIATION LIMITED

*1.	The name of the Company is:- “MANAGEMENT AVIATION LIMITED”.

2.	The Registered Office of the Company will be situate in England.

3.	The objects for which the Company is established are:-

(A)	(1) To establish, maintain, work and carry on lines of aerial communication by means of helicopters, aeroplanes, seaplanes, flying boats, hovercraft and other aerial conveyances between such countries and places as may be thought fit; to carry on business as carriers of passengers, goods and mail by air, land and sea.

(2) To carry on business as aeronautical experts and consultants, to act as agents for all types of aircraft, hovercraft, aviation equipment, components, spares and replacements, brokers for the hire and charter of aircraft and hovercraft, agents for the buying, selling, import,

*	Name changed from Bond Helicopters Limited on 1st October 1984.

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export, maintenance and overhaul of aircraft and hovercraft of all kinds, the hiring of the services of pilots, engineers and allied staff in the aircraft and allied industries to operate in respect of aerial photography, aerial survey, rescue work and all types of aerial work, and the protection and propagation of plants, trees and crops by the aerial spraying of insecticides and agricultural chemicals and the aerial spreading of fertilisers.

(3) To establish, equip and carry on any aviation school and to teach therein the science or art of aerial navigation and pilotage and all matters relating to the construction, equipment, repair, overhaul, use and management of helicopters, aeroplanes, hovercraft and other aircraft, to train pilots and engineers and to each all subjects which may be of use in their profession.

(4) To establish and equip helicopters, aerodromes, hangars, mooring posts, garages, housing and storage accommodation, flying and practice grounds and waters, helicopter, aeroplane, hovercraft, flying boat and seaplane bases, landing places, stations, docks, quays, slips, wharves and other requisites or conveniences as may be thought fit.

(5) To design, build, construct, assemble, modify helicopters, aeroplanes, hovercraft, flying boats, seaplanes

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and other aircraft together with components, engines and ancillary equipment thereof; to design, construct, modify and repair agricultural equipment for the spraying of insecticides and agricultural chemicals and the spreading of fertilisers.

(B)	To enter into any arrangement with any Governments or authorities or any corporation, companies or persons, that may seem conducive to the Company’s objects or any of them, and to obtain from any such Government, authority, corporation, company or person any charters, contracts, rights privileges and concessions which the Company think desirable.

(C)	To purchase, sell, exchange, improve, mortgage, charge, rent, let on lease, hire, surrender, license, accept surrenders of, and otherwise acquire, and/or deal with any freehold, leasehold or other property, chattels and effects, whether real or personal or immovable or movable, or any interest therein.

(D)	To erect, pull down, repair, alter, develop or otherwise deal with any building or buildings and adapt the same for the purposes of the Company’s business, whether or not on the Company’s property.

(E)	To purchase or otherwise acquire all or any part of the business or assets of any person, firm, or company, carrying

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on or formed to carry on any business which the Company is authorised to carry on or possessed of property suitable to the purposes of the Company and to pay cash or to issue any shares, stocks, debentures or debenture stock of the Company as the consideration for such purchase or acquisition and to undertake any liabilities or obligations relating to the business or property so purchased or acquired.

(F)	To apply for, purchase or otherwise acquire any copyrights, patents, licences, concessions, secret processes or inventions which may be capable of being dealt with by the Company, or be deemed to benefit the Company and to grant rights thereout.

(G)	To sell, let, license, develop or otherwise deal with the undertaking, or all or any part of the property or assets of the Company, upon such terms as the Company may approve, with power to accept shares, debentures or securities of, or interests in, any other Company.

(H)	To invest and deal with the moneys of the Company in or upon such securities and subject to such conditions as may seem expedient, or otherwise to invest or deal with money in any manner which the Company shall think fit.

(I)	To lend money to such persons, upon such terms and/or security and subject to such conditions as may seem desirable.

4.

(J)	To guarantee the payment of any debentures, debenture stock, bonds, mortgages, charges, obligations, interest, dividends, securities, moneys or shares or the performance of contracts or engagements of any other company or person, and to give indemnities and guarantees of any kinds and to enter into partnership or any joint purse arrangement with any person, persons, firm, or Company, carrying on a business having objects similar or complementary to those of the Company or any of them.

(K)	To guarantee support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled Capital of the Company or by both such methods, the performance of the obligations of and the repayment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice of the generality of the foregoing) any company which is for the time being the Company’s holding Company as defined by Section 154 of the Companies Act, 1948, or another subsidiary as defined by the said Section of the Company’s holding Company or otherwise associated with the Company in business.

(L)	To borrow or raise money in such manner as the Company shall think fit, and in particular, by the issue of debentures or debenture stock charged upon all or any of the Company’s

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property, both present and future, including its uncalled capital, and to re-issue any Debentures at any time paid off.

(M)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, debentures, warrants, and other negotiable documents.

(N)	To purchase, subscribe for, or otherwise acquire and hold shares, stocks or other interests in or obligations of any other company or corporation.

(O)	To remunerate any person, firm or company for services rendered or to be rendered in issuing, placing or assisting to place any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business and to pay all or any of the expenses of such formation, issue, placing or assisting to place such shares, debentures, debenture stock or securities and to admit any person, firm or company to participate in the profits of the Company.

(P)

To pay for any property, rights or interests acquired by the Company either in cash (whether by instalments or otherwise) or in fully or partly paid up shares, or in securities of the Company, or partly in one way and partly in another, and

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to accept payment for any property, rights or interests sold or otherwise disposed of by the Company either in cash as aforesaid or in fully or partly paid up shares or in securities of any other company or partly in one way and partly in another, and whether payment is being made or accepted, on such terms generally as the Company shall think fit.

(Q)	To pay out of the funds of the Company all or any of the costs and expenses of or incidental to the formation and registration of the Company and the issue of its capital and debentures including brokerage and commission.

(R)	To promote or aid in the promotion of any company or companies for the purpose of acquiring all or any of the property, rights and liabilities of the Company or for any other purpose which may seem directly or indirectly calculated to advance the interests of the Company.

(S)	To establish and support and aid in the establishment and support of funds or trusts calculated to benefit employees or ex-employees of the Company or the dependents or the connections of such persons and to grant pensions or allowances to any such persons, and to assist any charitable or benevolent object.

(T)	To distribute any property of the Company in specie among the members in accordance with their rights.

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(U)	To do all or any of the above things in any part of the world as principals, agents, trustees, brokers, or otherwise and either alone or in conjunction with others, or through or by means of agents, brokers, sub-contractors, trustees or otherwise.

(V)	To do all such things as are in the opinion of the Company incidental or conducive to the attainment of the above objects or any of them.

It is declared that the foregoing sub-clauses shall be construed independently of and distinct from each other and none of the objects therein mentioned shall be deemed to be merely subsidiary to the objects contained in any other sub-clause.

4.	The liability of the members is limited.

*5.	The Share Capital of the Company is £15,000,000 divided into 15,000,000 Shares of £1 each.

The Company has power from time to time to increase or reduce its capital and to consolidate or subdivide the shares into shares of larger or smaller denominations. Any new shares from time to time to be created may from time to time be issued when any such right of preference, whether in respect of dividend, voting or other

*	Authorised Share Capital of the Company increased by Ordinary Resolution on 28th April 1993.

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matters and/or conditions as to capital, or any other special privilege or advantage over any shares previously issued or then about to be issued, or with such deferred rights as compared with any other shares previously issued or then about to be issued, or subject to any such conditions or provisions and with any such right or without any right of voting, and generally on such terms as the Company may from time to time determine, but so that any preferential or special rights or privileges, whether qualified or not, attached to issued shares shall not be affected or interfered with except in manner provided in Clause 4 of Part 1 of Table A in the First Schedule to the Companies Act, 1948.

WE, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

9.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares taken by each Subscriber

T. H. W. PIPER,	ONE
2 Serjeants’ Inn
London, E.C.4.
Solicitor

HAROLD WESTON,	ONE
2 Serjeants’ Inn,
London, E.C.4.
Article Clerk

DATED this 15th Day of February, 1966

WITNESS to the above Signatures:-

R.H. WINFIELD,

2 Serjeants’ Inn,

London, E.C.4.

Solicitor’s Articled Clerk

10.

MANWRRDOC[McINTOSH]

Company No. 872372

MANAGEMENT AVIATION LIMITED

(“the Company”)

Written record of a decision of the sole member of the Company taken pursuant to Section 382B(1) of the Companies Act 1985 passing the following resolution as a Special Resolution:-

SPECIAL RESOLUTION

THAT the existing Articles of Association of the Company be and they are hereby cancelled and in substitution therefor the Articles of Association of which a print is attached to this written record and is subscribed by the sole member for identification be and they are hereby adopted as the Articles of Association of the Company.

Dated	31st October 1994.

Director

Director/Secretary

For and on behalf of Bond Holdings Limited,

The Sole Member